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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|   WEINBAUM     MARTIN           K.       |   (Month/Day/Year)        |   SMITH-GARDNER & ASSOCIATES, INC. (SGAI)                 |
|------------------------------------------|                           |                                                           |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|  c/o SMITH-GARDNER & ASSOCIATES, INC.    |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|  1615 SOUTH CONGRESS AVENUE              |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[ ] Director   [ ] 10% Owner     |       1/28/99           |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|                                          |                           |    Chief Financial Officer and  |    Group Filing (Check  |
|  DELRAY BEACH        FL    33445-6368    |                           |     Vice President - Finance    |    applicable line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (1)    |04/01/06 |  STOCK       |   7,500   | $2.53/SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (2)    |01/06/07 |  STOCK       |  15,000   | $2.53/SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (3)    |04/15/07 |  STOCK       |      93   | $2.53/SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (4)    |07/15/07 |  STOCK       |      83   | $2.53/SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (5)    |07/28/07 |  STOCK       |   5,000   | $2.53/SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (6)    |10/15/07 |  STOCK       |      55   | $2.53/SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (7)    |12/15/07 |  STOCK       |      55   | $2.53.SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (8)    |04/14/08 |  STOCK       |      90   | $2.53/SH.  |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |   (9)    |07/14/08 |  STOCK       |      93   |   (10)     |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |  (11)    |10/14/08 |  STOCK       |      97   |   (10)     |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |  (12)    |06/29/08 |  STOCK       |  72,124   |   (10)     |     D       |        N/A          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| EMPLOYEE STOCK OPTION           |          |         |  COMMON      |           |            |             |                     |
| (RIGHT TO BUY)                  |  (13)    |12/14/08 |  STOCK       |     139   |   (10)     |     D       |        N/A          |
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Explanation of Responses:
------------------------
(1)  25% of the option vested on 04/01/97 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(2)  25% of the option vested on 01/06/98 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(3)  25% of the option vested on 04/15/98 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(4)  25% of the option vested on 07/15/98 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(5)  25% of the option vested on 07/28/98 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(6)  25% of the option vested on 10/15/98 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(7)  25% of the option vested on 12/15/98 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments beginning on the last day of the calendar quarter which includes the Anniversary Date.

(8)  25% of the option vested on 04/15/99 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments beginning on the last day of the calendar quarter which includes the Anniversary Date.

(9)  25% of the option vested on 07/15/99 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments beginning on the last day of the calendar quarter which includes the Anniversary Date.

(10) The exercise price per share is the initial public offering price of a share of the Issuer's Common Stock upon the consummation of the Issuer's initial public offering.

(11) 25% of the option vested on 10/15/99 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments beginning on the last day of the calendar quarter which includes the Anniversary Date.

(12) 25% of the option vested on 06/30/99, and the remaining 75% vests in three equal successive annual installments which began on 6/30/00.

(13) 25% of the option vested on 12/15/99 (the "Anniversary Date"), and the remaining
     75% vests in twelve equal successive quarterly installments beginning on the last day of the calendar quarter which includes the Anniversary Date.

                                                                                   /s/ MARTIN K. WEINBAUM                02/12/01
**   Intentional misstatements or omissions of facts constitute Federal Criminal   -----------------------------------   -----------
     Violations.                                                                   **Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

                                            (Print or Type Responses)                                                    Page 2
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